Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Strong 2nd Quarter

Broad Organic Top-Line Growth

Gross, Operating and Net Margins Improve, Ex-Restructuring Charges

New York, New York, July 25, 2006… Colgate-Palmolive Company (NYSE:CL) today announced strong worldwide sales and unit volume growth for second quarter 2006, with every operating division showing top-line organic growth. Worldwide sales and unit volume, as reported including divestments, grew 6.0% and 4.0%, respectively. Excluding divestments, worldwide sales and unit volume grew 8.5% and 6.5%, respectively, on top of 8.0% volume growth in the year ago quarter. Global pricing increased 1.5% and foreign exchange added 0.5%. The very strong top line growth was supported by record advertising spending, which increased absolutely and as a percent to sales.

Second quarter 2006 results include $115.9 million of aftertax charges related to the 2004 Restructuring Program. These restructuring charges include costs associated with the Company’s previously disclosed voluntary early retirement program. In the year-ago quarter, restructuring charges totaled $28.7 million aftertax. Also as previously disclosed, effective January 1, 2006, the Company adopted FAS 123R related to stock-based compensation, which resulted in an incremental $8.3 million non-cash, aftertax charge in the current quarter or less than $.02 per share, with no such charge in 2005.

Reported net income and diluted earnings per share were $283.6 million and $.51, respectively, including the restructuring and FAS 123R stock compensation charges noted above. Excluding these items in both periods, net income in the quarter increased 10% versus second quarter 2005 to an all-time record $407.8 million, and diluted earnings per share increased 10% to $.74, also an all-time record. In second quarter 2005, reported net income and diluted earnings per share were $342.9 million and $.62, respectively, and net income and diluted earnings per share excluding restructuring charges were $371.6 million and $.67, respectively.

As reported, gross profit margin was 54.2%. Excluding restructuring charges, gross profit margin was 56.1%, a second quarter record and a 100 basis point improvement versus the year ago period.

Operating profit as reported declined 15% versus second quarter 2005. Excluding the restructuring and stock compensation charges, operating profit rose to an all-time record level, up 11% versus second quarter 2005, with increases in every operating division. On the same basis, operating profit margin grew from 20.3% to 21.2% of sales.

Net cash provided by operations during the first half decreased 4.5% to $695.9 million versus first half 2005, due to increased income tax payments year to date. The increase in year to date income taxes paid is primarily timing-related and does not change the Company’s previously announced expected full year tax range of 31% to 32%, excluding the impact of restructuring charges. End of second quarter working capital improved to 3.9% of sales versus 4.3% last year.

Reuben Mark, Chairman and CEO said, “We’re delighted that our objectives of simultaneously increasing gross margin, building advertising spending and boosting profitability are all being achieved, and are accompanied by very strong internally generated top-line growth.

“Our core businesses are robust, with our oral care sales growing 12% worldwide, led by double-digit growth in North America, Latin America and Greater Asia.”

Ian Cook, President and COO further commented, “We are pleased that new product activity supported by record level advertising worldwide is generating market share gains both here in the U.S. and abroad.”

Mr. Mark continued, “Colgate’s fundamentals are strong. In addition to gross margin improvements, overhead as a percentage to sales is down in every operating division. This combination has allowed us to offset material cost increases while maintaining heavy advertising pressure. This pressure, in turn, has lead to our excellent top-line growth. We expect the robust organic sales trends that we saw in the first half to continue. Looking ahead, we expect our gross profit margin, before restructuring charges, to be up nicely for the year as a result of our ongoing cost-savings initiatives, improved pricing, restructuring and promotional savings.

“All this adds to our confidence that Colgate will deliver good quality double-digit E.P.S. growth for this year, excluding restructuring and stock compensation charges, and for 2007 as well.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on second quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit. The information regarding Europe/South Pacific and Greater Asia/Africa reflects the modified geographic reporting structure implemented by Colgate effective January 1, 2006, as previously disclosed.

North America (21% of Company Sales)

Positive growth continued in North America, fueled by new product sales and market share gains. Sales as reported rose 2.5%, on 2.0% volume growth during the quarter. Sales and unit volume, excluding the divestment of the North American detergent business, grew 8.5% and 8.0%, respectively, to a record level, on top of very strong growth in the year ago period. Positive foreign exchange added 0.5% while pricing was even with the year ago period. North American operating profit increased 6% even after the negative profit impact of the detergent divestment and an increase in advertising spending. Excluding the divestment, operating profit growth from North America was up double-digits.

Effective May 1, 2006, Colgate entered the fast-growing Naturals segment in the U.S. by completing its purchase of 84 percent of the outstanding shares of Tom’s of Maine, a leading natural oral and personal care company. Tom’s of Maine toothpaste strengthened its leadership in the Naturals segment during the quarter with its ACNielsen market share expanding year to date. Tom’s of Maine added 1.5% to North American sales and unit volume growth.

Colgate’s leadership of the U.S. toothpaste market continues to grow, with its ACNielsen market share reaching 37.3% year to date, up 20 basis points versus the year ago period and over three share points ahead of the nearest competitor. Colgate’s share of the manual toothbrush market is also growing now at 23.3% year to date, up 80 basis points versus year ago.

In the U.S., new product activity is contributing to growth across categories. Successful new products include Colgate Luminous toothpaste, Colgate 360° manual toothbrush, Palmolive Oxy Plus Odor Eliminator dish liquid, Irish Spring MicroClean bar soap, Softsoap Brand Kitchen Fresh Hands and Softsoap Brand Shea Butter liquid hand soaps, and Softsoap Brand Pure Cashmere moisturizing body wash.

Positive growth momentum in the U.S. is expected to continue throughout the year driven by new product launches supported by higher advertising spending. New launches planned for second half 2006 include Colgate Max Fresh Kiss Me Mint toothpaste, Palmolive Oxy Foam dishwashing liquid, Fabuloso multi-purpose spray cleaner and Suavitel Ultra fabric conditioner.

Latin America (25% of Company Sales)

Latin American sales grew 14.0% in the second quarter to an all-time record level. Unit volume for the region grew 7.5% on top of 11% growth in the year ago period. Virtually every country in the region contributed to the strong volume gains, led by Brazil, Mexico,

Venezuela, Central America, the Dominican Republic and Argentina. Positive foreign exchange added 1.5% and higher pricing contributed 5.0%. Latin American operating profit increased 23%, to an all-time record level even after a strong double-digit increase in advertising behind Colgate brands during the quarter.

Colgate continues to build its strong leadership in oral care throughout Latin America with toothpaste market share gains seen in nearly every country in the region, reaching record highs in Venezuela, Colombia, Ecuador and Chile. Colgate’s regional share of the manual toothbrush market also expanded during the quarter with its leading positions strengthening in Brazil, Ecuador, Peru and the Dominican Republic.

New products contributing to share gains include Colgate Max Fresh toothpaste, the relaunch of Colgate Total toothpaste, Colgate 360° manual toothbrush, Colgate MicroSonic battery-powered toothbrush, Colgate Smiles line of manual toothbrushes for kids, Protex Oats and Protex Propolis bar soaps, Palmolive Aromatherapy Vitality and Protex Propolis shower gels, Lady Speed Stick Double Defense deodorant and Palmolive Hydra Natura ActiFirm and Extra Dry body lotions.

Europe/South Pacific (24% of Company Sales)

As reported, Europe/South Pacific sales were flat with the year ago period, and unit volume grew 1.5%. Excluding divestments, Europe/South Pacific volume grew 2.5% on top of good growth in the year ago quarter. Strong volume gains in the United Kingdom, Denmark, Spain, Greece, Holland, Poland, the Czech Republic, Romania and Australia more than offset low single-digit volume declines in France, Italy and Germany due to challenging economic conditions in those countries. Sales in the region, excluding divestments, rose 1.0%, as unit volume growth was partially offset by 0.5% negative foreign exchange and negative pricing of 1.0%. Operating profit for the region grew 4% to an all-time record level.

Colgate maintained its oral care leadership in Europe led by toothpaste market share gains in the United Kingdom, Spain, Greece, Sweden, Holland, Bulgaria and the Baltic States. Successful new products driving these gains include Colgate Time Control,

Colgate Max Fresh and Colgate Sensitive Multi-Protection toothpastes. Recent innovations contributing to gains in other categories include Colgate 360° manual toothbrush, Colgate MicroSonic battery-powered toothbrush, Plax Overnight mouth rinse, Palmolive Naturals with Olive Milk shower gel, Soupline Aromatherapy fabric conditioner and Ajax Professional Degreaser and Ajax Professional Double Power spray cleaners.

New products driving strong market share gains throughout the South Pacific region include Colgate Max Fresh toothpaste, Colgate 360° manual toothbrush, Colgate MicroSonic battery-powered toothbrush and Ajax Professional Degreaser spray cleaner.

Greater Asia/Africa (16% of Company Sales)

Greater Asia/Africa sales and unit volume, as reported, increased 8.0% and 4.5%, respectively. Excluding the divestment of the detergent business in Southeast Asia, sales and unit volume for the division grew 13.0% and 9.5%, respectively. Strong volume gains were achieved in nearly every country in the region led by Hong Kong, Malaysia, Thailand, Philippines, India, Russia, Ukraine, Turkey, the Gulf States, Kenya and South Africa. Colgate sales in the Greater China region increased by 4%. For the Division as a whole, pricing increased 2.0% and foreign exchange was positive 1.5%. Operating profit for the region increased 22% to a record level, despite a record level of advertising supporting Colgate brands during the quarter.

Colgate strengthened its oral care leadership in the Greater Asia region with 9 out of 14 countries reporting toothpaste market share gains led by record highs in Russia and Ukraine. Successful new products driving the oral care growth include Colgate Max Fresh, Colgate Propolis Fresh and Colgate Sensitive toothpastes, Colgate 360° manual toothbrush and Colgate MicroSonic battery-powered toothbrush.

New products contributing to growth in other categories in the region include Palmolive Aromatherapy with Propolis shower gel and liquid hand soap, Palmolive Naturals shampoo and conditioner, and Lady Speed Stick multiform deodorants.

Hill’s (14% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, a world leader in specialty pet food. Hill’s sales and unit volume grew 9.5% and 5.5%, respectively, to a second quarter record level. Pricing increased 4.0% while foreign exchange was flat with the year ago period. Operating profit increased 5% to a record level during the quarter after a strong double-digit increase in advertising.

Innovative new products contributing to growth in the U.S. specialty retail channel during the quarter include Science Diet Lamb Meal & Rice Recipe Large Breed dog food, Science Diet Lamb Meal & Rice Recipe Small Bites dog food, and Science Diet Indoor Cat food. In the U.S. veterinary channel, sales of Prescription Diet j/d Canine, a food clinically proven to improve mobility in dogs with arthritis, and the relaunch of Prescription Diet d/d Canine and Feline, which addresses a range of inflammatory skin conditions, continue to exceed expectations.

Internationally, growth was strong led by Belgium, Germany, Denmark, Greece, South Africa, Australia, New Zealand, Hong Kong and Russia.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Ajax, Axion, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s

Form 10-K for the year ended December 31, 2005) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate’s condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Gross profit margin, operating profit, effective tax rate, net income, and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items, which are composed of charges related to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by 2008 (the “2004 Restructuring Program”) as well as the incremental charge associated with the adoption of a new accounting standard, “Other Item,” as explained below. The restructuring charges, which are reported in the corporate segment, include separation-related costs, incremental depreciation and asset write-downs and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes the above items should be presented separately to enhance an investor’s overall understanding of its ongoing operations. The Other Item, which pertains to 2006, reflects an incremental non-cash charge associated with the Company’s adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R). The Company adopted FAS 123R effective January 1, 2006 using the modified prospective transition method and therefore has not restated prior periods’ results. However, as required by FAS 123R, the Company recorded an incremental stock-based compensation charge related to the expensing of stock options and the accelerated expense recognition of restricted stock awards granted to retirement eligible individuals in the results for the three months ended June 30, 2006 and for the six months ended June 30, 2006. To enhance an investor’s ability to make period over period comparisons, the Company believes this item should be presented separately for as long as the prior period does not include the charge.

Management believes these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program and Other Item” for the three months ended June 30, 2006 and 2005 and the six months ended June 30, 2006 and 2005 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, and operating profit in certain geographic divisions are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales growth and volume growth and operating profit from ongoing operations. See “Geographic Sales Analysis, Percentage Changes – Second Quarter 2006 vs. 2005” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for second quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Item

For the Three Months Ended June 30, 2006 and 2005

(in Millions Except Per Share Amounts) (Unaudited)

	2006				2005
	As Reported	Restructuring	Adoption Impact of FAS 123R	Excluding Restructuring & FAS 123R	As Reported	Restructuring	Excluding Restructuring
Net sales	$3,014.3	$—	$—	$3,014.3	$2,837.5	$—	$2,837.5
Cost of sales	1,381.2	57.7	—	1,323.5	1,298.4	23.1	1,275.3
Gross profit	1,633.1	(57.7)	—	1,690.8	1,539.1	(23.1)	1,562.2
Gross profit margin	54.2%			56.1%	54.2%		55.1%
Selling, general and administrative expenses	1,052.3	14.1	11.8	1,026.4	959.1	—	959.1
Other (income) expense, net	119.9	96.1	—	23.8	38.9	12.9	26.0
Operating profit	460.9	(167.9)	(11.8)	640.6	541.1	(36.0)	577.1
Operating profit margin	15.3%			21.2%	19.1%		20.3%
Interest expense, net	41.3	—	—	41.3	30.9	—	30.9
Income before income taxes	419.6	(167.9)	(11.8)	599.3	510.2	(36.0)	546.2
Provision for income taxes	136.0	(52.0)	(3.5)	191.5	167.3	(7.3)	174.6
Effective tax rate	32.4%			32.0%	32.8%		32.0%
Net income	283.6	(115.9)	(8.3)	407.8	342.9	(28.7)	371.6
Earnings per common share
Basic	$0.54	$(0.22)	$(0.02)	$0.78	$0.64	$(0.06)	$0.70
Diluted	$0.51	$(0.21)	$(0.02)	$0.74	$0.62	$(0.05)	$0.67
Average common shares outstanding
Basic	515.8	515.8	515.8	515.8	521.4	521.4	521.4
Diluted	551.4	551.4	551.4	551.4	557.4	557.4	557.4

Table 2

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Item

For the Six Months Ended June 30, 2006 and 2005

(in Millions Except Per Share Amounts) (Unaudited)

	2006				2005
	As Reported	Restructuring	Adoption Impact of FAS 123R	Excluding Restructuring & FAS 123R	As Reported	Restructuring	Excluding Restructuring
Net sales	$5,884.9	$—	$—	$5,884.9	$5,580.5	$—	$5,580.5
Cost of sales	2,688.3	109.8	—	2,578.5	2,537.8	33.8	2,504.0
Gross profit	3,196.6	(109.8)	—	3,306.4	3,042.7	(33.8)	3,076.5
Gross profit margin	54.3%			56.2%	54.5%		55.1%
Selling, general and administrative expenses	2,069.9	19.1	29.4	2,021.4	1,903.5	—	1,903.5
Other (income) expense, net	148.3	104.8	—	43.5	105.5	51.9	53.6
Operating profit	978.4	(233.7)	(29.4)	1,241.5	1,033.7	(85.7)	1,119.4
Operating profit margin	16.6%			21.1%	18.5%		20.1%
Interest expense, net	78.6	—	—	78.6	62.5	—	62.5
Income before income taxes	899.8	(233.7)	(29.4)	1,162.9	971.2	(85.7)	1,056.9
Provision for income taxes	291.7	(71.0)	(9.0)	371.7	328.2	(12.4)	340.6
Effective tax rate	32.4%			32.0%	33.8%		32.2%
Net income	608.1	(162.7)	(20.4)	791.2	643.0	(73.3)	716.3
Earnings per common share
Basic	$1.15	$(0.32)	$(0.04)	$1.51	$1.20	$(0.14)	$1.34
Diluted	$1.10	$(0.30)	$(0.04)	$1.44	$1.15	$(0.13)	$1.28
Average common shares outstanding
Basic	515.5	515.5	515.5	515.5	523.1	523.1	523.1
Diluted	550.8	550.8	550.8	550.8	559.5	559.5	559.5

Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of June 30, 2006, December 31, 2005 and June 30, 2005

(Dollars in Millions) (Unaudited)

	June 30, 2006	December 31, 2005	June 30, 2005
Cash and cash equivalents	$430.4	$340.7	$392.1
Receivables, net	1,380.7	1,309.4	1,315.4
Inventories	986.7	855.8	915.7
Other current assets	321.8	251.2	306.2
Property, plant and equipment, net	2,504.5	2,544.1	2,548.6
Other assets, including goodwill and intangibles	3,337.1	3,205.9	3,189.2

Total assets	$8,961.2	$8,507.1	$8,667.2

Total debt	3,613.4	3,446.2	3,889.1
Other current liabilities	2,202.8	2,214.8	2,031.2
Other non-current liabilities	1,549.5	1,496.0	1,552.0
Total shareholders’ equity	1,595.5	1,350.1	1,194.9

Total liabilities and shareholders’ equity	$8,961.2	$8,507.1	$8,667.2

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,162.4	$3,095.2	$3,487.7
Working capital % of sales	3.9%	1.7%	4.3%

*	Marketable securities of $20.6, $10.3 and $9.3 as of June 30, 2006, December 31, 2005 and June 30, 2005, respectively, are included in Other current assets.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2006 and 2005

(Dollars in Millions) (Unaudited)

	2006	2005
Operating Activities
Net income	$608.1	$643.0
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	153.4	61.8
Depreciation and amortization	162.4	165.2
Stock-based compensation expense	51.0	19.0
Cash effects of changes in:
Receivables	(58.3)	(26.8)
Inventories	(116.7)	(95.7)
Accounts payable and other accruals	(92.9)	(39.3)
Other non-current assets and liabilities	(11.1)	1.2

Net cash provided by operations	695.9	728.4
Investing Activities
Capital expenditures	(136.7)	(159.2)
Payment for acquisitions, net of cash acquired	(104.2)	0.0
Other	(11.1)	(4.9)

Net cash used in investing activities	(252.0)	(164.1)
Financing Activities
Principal payments on debt	(932.3)	(1,119.9)
Proceeds from issuance of debt	1,044.3	1,432.5
Dividends paid	(329.9)	(291.2)
Purchases of treasury shares	(335.7)	(513.5)
Proceeds from exercise of stock options and excess tax benefits	200.0	19.3

Net cash used in financing activities	(353.6)	(472.8)
Effect of exchange rate changes on Cash and cash equivalents	(0.6)	(19.0)

Net increase in Cash and cash equivalents	89.7	72.5
Cash and cash equivalents at beginning of period	340.7	319.6

Cash and cash equivalents at end of period	$430.4	$392.1

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$695.9	$728.4
Less: Capital expenditures	(136.7)	(159.2)

Free cash flow before dividends	$559.2	$569.2

Income taxes paid	$392.1	$298.3

Table 5

Colgate-Palmolive Company

Segment Information

For the Three and Six Months Ended June 30, 2006 and 2005

(Dollars in Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales
Oral, Personal and Home Care
North America	$647.4	$632.1	$1,265.0	$1,241.8
Latin America	741.1	651.4	1,433.8	1,239.9
Europe/South Pacific	721.2	722.1	1,412.9	1,442.3
Greater Asia/Africa	493.8	456.4	977.1	921.6

Total Oral, Personal and Home Care	$2,603.5	$2,462.0	$5,088.8	$4,845.6
Pet Nutrition	410.8	375.5	796.1	734.9

Total Net sales	$3,014.3	$2,837.5	$5,884.9	$5,580.5

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating profit
Oral, Personal and Home Care
North America	$142.9	$135.3	$275.2	$272.1
Latin America	219.9	179.3	431.1	342.4
Europe/South Pacific	163.1	156.9	315.6	311.3
Greater Asia/Africa	68.0	55.9	133.4	118.7

Total Oral, Personal and Home Care	593.9	527.4	1,155.3	1,044.5
Pet Nutrition	107.9	102.6	211.7	200.8
Corporate	(240.9)	(88.9)	(388.6)	(211.6)

Total Operating profit	$460.9	$541.1	$978.4	$1,033.7

Effective January 1, 2006, the Company modified the geographic reporting structure of its Oral, Personal and Home Care segment in order to address evolving markets and more closely align countries with similar consumer needs and retail trade structures. Management responsibility for Eastern European operations including Russia, Turkey, Ukraine and Belarus, transferred to Greater Asia management and responsibility for countries in the South Pacific, including Australia, was transferred to European management. The financial information for 2005 has been reclassified to conform to the new reporting structure.

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, stock-based compensation related to stock options and restricted stock awards, restructuring and related implementation costs, and gains and losses on sales of non-core brands and assets.

Corporate operating expenses for the three and six months ended June 30, 2006 include $167.9 and $233.7 of charges related to the Company’s 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the three and six months ended June 30, 2006 include an incremental charge of $11.8 and $29.4 related to the adoption of FAS 123R, respectively. Corporate operating expenses for the three and six months ended June 30, 2005 include $36.0 and $85.7 of charges related to the Company’s 2004 Restructuring Program, respectively.

Table 6

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Second Quarter 2006 vs 2005

June 30, 2006

(Unaudited)

			COMPONENTS OF SALES CHANGE SECOND QUARTER					COMPONENTS OF SALES CHANGE SIX MONTHS
Region	2nd Qtr Sales Change As Reported	2nd Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange	6 Months Sales Change As Reported	6 Months Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange
Total Company	6.0%	8.5%	6.5%	1.5%	0.5%	5.5%	7.5%	6.5%	1.5%	-0.5%
Europe/South Pacific	0.0%	1.0%	2.5%	-1.0%	-0.5%	-2.0%	-1.0%	5.0%	-1.5%	-4.5%
Latin America	14.0%	14.0%	7.5%	5.0%	1.5%	15.5%	15.5%	7.5%	5.5%	2.5%
Greater Asia/Africa	8.0%	13.0%	9.5%	2.0%	1.5%	6.0%	10.5%	8.0%	2.0%	0.5%
Total International	7.0%	8.5%	6.0%	2.0%	0.5%	6.0%	7.5%	6.5%	2.0%	-1.0%
North America	2.5%	8.5%	8.0%	0.0%	0.5%	2.0%	7.5%	7.0%	0.0%	0.5%
Total CP Products	5.5%	8.5%	6.5%	1.5%	0.5%	5.0%	7.5%	6.5%	1.5%	-0.5%
Hill’s	9.5%	9.5%	5.5%	4.0%	0.0%	8.5%	8.5%	5.5%	4.5%	-1.5%